Exhibit 4.1

SUNCOKE ENERGY PARTNERS, L.P.

and

SUNCOKE ENERGY PARTNERS FINANCE CORP., as Issuers,

EACH OF THE GUARANTORS PARTY HERETO, as Guarantors,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,

THIRD SUPPLEMENTAL INDENTURE

Dated as of May 9, 2014

to

Indenture

Dated as of January 24, 2013

7.375% Senior Notes due 2020

THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 9, 2014, is by and among SunCoke Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), SunCoke Energy Partners Finance Corp., a Delaware corporation ( “Finance Corp.” and together with the Partnership, the “Issuers” and individually an “Issuer”), the Guarantors (as defined in the Indenture referred to herein) party hereto, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

WHEREAS, the Issuers, the Guarantors, and the Trustee have heretofore executed and delivered that certain Indenture, dated as of January 24, 2013 (as heretofore supplemented, the “Indenture”);

WHEREAS, on January 24, 2013, the Issuers issued $150,000,000 in aggregate principal amount of their 7.375% Senior Notes due 2020 (the “Initial Notes”) and on May 9, 2014 they issued an additional $250,000,000 in aggregate principal amount of their 7.375% Senior Notes due 2020 (the “Additional Notes” and, together with the Initial Notes, the “Notes”);

WHEREAS, the Indenture provides that the Initial Notes and the Additional Notes will be treated as a single class of securities for all purposes, including voting;

WHEREAS, $400,000,000 in aggregate principal amount of Notes is currently outstanding;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, the Issuers, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by each of the Issuers and the Guarantors;

WHEREAS, the Partnership desires and has requested the Trustee to join with the Issuers and the Guarantors in entering into this Supplemental Indenture for the purpose of supplementing the Indenture as permitted by Section 9.02 thereof;

WHEREAS, the Partnership has solicited consents to the amendments to the Indenture effected by this Supplemental Indenture from the Holders of the Initial Notes upon the terms and subject to the conditions set forth in its Consent Solicitation Statement (therein so called) dated April 28, 2014 and the related letter of consent, and the purchasers of the Additional Notes have consented to such amendments by virtue of their purchases of the Additional Notes, all as provided in the Issuers’ offering memorandum dated April 29, 2014; and

WHEREAS, (1) the Partnership has received the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Partnership has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (3) the Issuers have satisfied all other conditions required under Article 9 of the Indenture to enable the Issuers, the Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I.

AMENDMENTS TO INDENTURE

Section 1.1 Additional Definitions. The definitions in Section 1.01 of the Indenture are hereby amended to add in alphabetical order the following two new defined terms, “Secured Indebtedness” and “Senior Secured Leverage Ratio”:

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) the aggregate principal amount of Secured Indebtedness of the Partnership and its Restricted Subsidiaries of the type referred to in clauses (1) – (4) of the definition of the term “Indebtedness” (determined on a consolidated basis in accordance with GAAP) less the amount of unrestricted cash and cash equivalents stated on the consolidated balance sheet of the Partnership and its Restricted Subsidiaries as of the most recent fiscal quarter end for which such a balance sheet is available, to (ii) the Consolidated EBITDA of the Partnership for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, determined on a pro forma basis in the same manner as Consolidated EBITDA would be determined in calculating the Fixed Charge Coverage Ratio of the Partnership at the same date of determination.

Section 1.2 Amendments to Certain Definitions. Section 4.09(b)(1) of the Indenture is hereby amended to read as follows:

“(1) the incurrence by the Issuers and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Partnership and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $250.0 million and (y) an amount of Secured Indebtedness that would not cause the Senior Secured Leverage Ratio for the Partnership’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Secured Indebtedness is incurred to exceed 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Secured Indebtedness had been incurred at the beginning of such four-quarter period;”

ARTICLE II.

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2 Indenture. Except as supplemented hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Successors. All agreements of the Issuers and the Guarantors in this Supplemental Indenture shall bind their respective successors.

Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 2.7 Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers and the Guarantors, and the Trustee does not make any representation with respect to any such matters. Additionally, the Trustee does not make any representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.8 Effectiveness. The provisions of this Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing, the provisions of this Supplemental Indenture shall become operative only upon the Company’s delivery to the Paying Agent (as defined in the Consent Solicitation Statement) of funds sufficient for the Paying Agent to pay each Consent Fee (as defined in the Consent Solicitation Statement) payable thereunder. The Company shall notify the Trustee in writing promptly after such delivery has occurred.

Section 2.9 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

PARTNERSHIP:

SUNCOKE ENERGY PARTNERS, L.P.

By:	SUNCOKE ENERGY PARTNERS GP LLC, its general partner

By:	/s/ Mark E. Newman
	Name:	Mark E. Newman
	Title:	Senior Vice President and Chief Financial Officer

CO-ISSUER:

SUNCOKE ENERGY PARTNERS FINANCE CORP.

By:	/s/ Mark E. Newman
	Name:	Mark E. Newman
	Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:

HAVERHILL COKE COMPANY LLC MIDDLETOWN COKE COMPANY, LLC HAVERHILL COGENERATION COMPANY LLC MIDDLETOWN COGENERATION COMPANY LLC SUNCOKE LAKE TERMINAL LLC

By:	/s/ Mark E. Newman
	Name:	Mark E. Newman
	Title:	Senior Vice President and Chief Financial Officer

SUNCOKE LOGISTICS LLC MARIGOLD DOCK, INC CEREDO LIQUID TERMINAL, LLC KANAWHA RIVER TERMINALS, LLC

By:	/s/ Mark E. Newman
	Name:	Mark E. Newman
	Title:	Senior Vice President

[Signature Pages to Third Supplemental Indenture]

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Michael Countryman
	Name:	Michael Countryman
	Title:	Vice President

[Signature Pages to Third Supplemental Indenture]